ANNUAL MEETING RESULTS

An annual meeting of the funds shareholders was held on December 4, 2007. Each matter voted upon at that meeting, as well as the number of votes cast for, against or withheld, the number of abstentions, and the number of broker non-votes with respect to such matters, are set forth below.

(1) The funds preferred shareholders elected the following
directors:
					   Shares
					 Withholding
				Shares    Authority
			       Voted For   To Vote
Roger A. Gibson ................. 1,274       0
Leonard W. Kedrowski ............ 1,274       0

(2) The funds common and preferred shareholders, voting as a single class, elected the following directors:

				           Shares
					 Withholding
				Shares    Authority
			       Voted For   To Vote
Benjamin R. Field III ....... 5,414,536     69,653
Victoria J. Herget .......... 5,403,456     80,733
John P. Kayser .............. 5,414,493     69,696
Richard K. Riederer ......... 5,414,193     69,996
Joseph D. Strauss ........... 5,415,143     69,046
Virginia L. Stringer ........ 5,407,256     76,933
James M.Wade ................ 5,405,993     78,196

(3) The funds common and preferred shareholders, voting as a single class, ratified the selection by the funds board of directors of Ernst & Young LLP as the independent registered public accounting firm for the fund for the fiscal period ending August 31, 2007. The following votes were cast regarding this matter:

    Shares           Shares                     Broker
   Voted For      Voted Against   Abstentions  Non Votes
   5,403,419         32,402         48,368         0